UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 24, 2009
MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-13735 (Commission File Number)	36-3252484 (IRS Employer Identification No.)

501 West North Avenue Melrose Park, Illinois (Address of principal executive offices)	60160 (Zip Code)
Registrant’s telephone number, including area code: (708) 865-1053
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (e) On February 23, 2009, the compensation committee of Midwest Banc Holdings, Inc. (“Midwest”), approved the Midwest 2009 Management Incentive Plan (the “Plan”) and recommended approval to the board of directors of Midwest. On February 24, 2009, the board of directors of Midwest approved the Plan. The Plan provides employees an opportunity to earn annual cash incentive compensation for achieving specified, performance-based goals established for the fiscal year. These goals are position specific and include a mix of corporate, individual, and where relevant, business unit measures. The performance objectives allow the employee to earn cash incentive compensation up to a specified percentage of his or her base salary. Two criteria must be met to earn an incentive payment. First, established corporate goals must be met for the Plan to fund, and second, the employee must achieve his or her individual performance goals. Awards to executive officers may be made only if earnings exceed budgeted earnings per share and other specific goals are achieved. If earnings exceed budgeted earnings per share and other specific goals are achieved, executive awards will be based upon the compensation committee’s review and discussion with Midwest’s chief executive officer concerning his evaluation of each executive’s performance during the year relative to specific goals developed at the beginning of the year. The primary corporate goals for the Plan in 2009 include earnings per share, core deposit growth and fee income growth.
     The plan applies to various executive officers of Midwest including: JoAnn Lilek, Executive Vice President and Chief Financial Officer of Midwest; Brogin Ptacin — Executive Vice President of Midwest Bank and Trust Company; David Taylor — Executive Vice President of Midwest Bank and Trust Company; and Jon Gilfillan — Executive Vice President of Midwest Bank and Trust Company. All four of the aforementioned individuals will be named executive officers in the Midwest 2009 annual meeting proxy statement.
     The incentive award for J.J. Fritz, President and Chief Executive Officer of Midwest, and President and Chief Executive Officer of Midwest Bank and Trust Company, is governed by his employment agreement. The employment agreement provides that he will be eligible for a performance based incentive bonus in accordance with mutually agreed upon goals and objectives established by the board of directors.
     On February 24, 2009, the board of directors of Midwest, acting on the recommendation of the compensation committee, approved Mr. Fritz’s 2009 performance goals. The amount of the bonus to be awarded to him will depend upon the extent to which these performance goals are met. These performance goals will be based primarily on the achievement of target goals relating to financial and operational targets, including, among others, earnings per share, budgeted financial performance, risk management, improved credit quality, and maintaining good regulatory relations with sufficient capital to insure safety and soundness while supporting the longer-term, strategic goals of Midwest.
     The compensation committee will determine to what extent the performance goals have been satisfied. The committee will then recommend to the board of directors the amount of the bonus to be paid to Mr. Fritz.
Item 5.03. Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.
     On February 24, 2009, the board of directors of Midwest amended Section 3.2 of the Amended and Restated By-laws (the “By-laws”), effective immediately, to provide that each director will be elected by the vote of the majority of the votes cast with respect to that director’s election or, if the number of nominees exceeds the number of directors to be elected, the vote of a plurality of the votes cast. For these purposes, the majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).
     A copy of the By-laws is attached as Exhibit 3 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 7.01 Regulation FD Disclosure.
     Midwest’s board of directors has declared a dividend on its Series A noncumulative redeemable convertible perpetual preferred stock (which will result in a $0.484375 per share dividend on Midwest’s depositary shares). This dividend will be payable on March 31, 2009, to holders of record as of March 15, 2009.
     Midwest’s 2009 annual meeting of stockholders will be held on May 6, 2009, 10:00 a.m., Chicago time, at Dominican University Priory Campus, 7200 West Division Street, River Forest, Illinois 60305.
     Midwest’s By-laws provide that a director over the age of 75 may continue to serve as a director if such service was approved by a majority of the directors. On February 24, 2009, the board of directors of Midwest waived this provision for Mr. Silveri so that he may stand for election at the 2009 annual meeting of stockholders.
     Note: the information in this report provided in item 7.01 is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit
Number	Description

3	Amended and Restated By-laws of the Company, as amended to date.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Banc Holdings, Inc.
By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

March 2, 2009